Exhibit 99.1

March 31, 2008

Dear Shareholder:

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 46th consecutive dividend to shareholders of record on February 29, 2008. We are pleased to enclose your semi-annual dividend check for 47 cents per share, which represents a 2 cent per share increase. The Board currently expects that the next semi-annual dividend of 47 cents per share will occur in the third quarter of 2008.

The increase in the per share dividend rate is possible because the Company enjoyed another profitable year, which will be discussed more fully in the annual report that will be completed and sent to you shortly.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

**IMPORTANT**

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AmerInst needs your up-to-date e-mail address and contact information. Please go to the website at http://www.Amerinst.bm and click on •»Contact Us to update your records. It is important that we receive your e-mail address for future communications, as it is the intent of the Company to provide next year’s reporting to shareholders via e-mail.

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The Company will be announcing shortly on our website a listing of names of all AmerInst uncashed dividend check holders and the process necessary to reissue. Please visit the website to see if you have any uncashed dividend checks.

Sincerely,

Irvin F. Diamond, CPA

Chairman

This letter contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the payment of future dividends. The events or results anticipated by this forward-looking statement may not occur. Factors that could cause or contribute to such differences include increased competitive pressures and lower than expected profits. Further information about AmerInst’s risk factors is contained in its filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. AmerInst does not undertake any duty nor does it intend to update the results of this forward-looking statement.